SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported)
                                January 28, 2002


                         THE HAIN CELESTIAL GROUP, INC.
             (Exact name of registrant as specified in its charter)


           Delaware                    0-22818                   22-3240619
(State or other jurisdiction         (Commission              (I.R.S. Employer
of incorporation)                    File Number)            Identification No.)

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                58 South Service Road
                Melville, New York                                     11747
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(Address of principal executive offices)                            (Zip Code)



Registrant's telephone number, including area code (631) 730-2200
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Item 5. Other Events

     On January 28, 2002, The Hain Celestial Group, Inc. (the "Company") announced that it expects revenue for the second quarter ended December 31, 2001 to increase to approximately $125 million, or approximately 9% on a comparative basis with the year ago quarter.

     A copy of the press release issued by the Company on January 28, 2002 is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 7. Financial Statements and Exhibits.

     (c) Exhibits.

         Exhibit No.                Description

            99.1                    Press release dated January 28, 2002




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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 THE HAIN CELESTIAL GROUP, INC.


Dated:  January 29, 2002         By:    /s/ Ira J. Lamel
                                        ----------------------------------------
                                        Name: Ira J. Lamel
                                        Title: Executive Vice President and
                                               Chief Financial Officer



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                                  EXHIBIT INDEX


Exhibit No.               Description

99.1                      Press release dated January 28, 2002




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                                                                    Exhibit 99.1

     THE HAIN CELESTIAL GROUP COMMENTS ON EXPECTED SECOND QUARTER EARNINGS

MELVILLE, N.Y., Jan. 28 -- The Hain Celestial Group, Inc. (NASDAQ: HAIN) today announced that it expects revenue for the second quarter ended December 31, 2001 to increase to approximately $125 million, or approximately 9% on a comparative basis with the year ago quarter. The Company also said that it expects to report earnings per share of $0.14 to $0.17 for the second quarter after deducting the items discussed below.

The Company's earnings were impacted by approximately $0.06 per share as a result of higher than anticipated costs associated with the start up of production at the Company's new Terra Chips manufacturing facility in Moonachie, NJ and the transition of production from the original Terra Chips facility in Brooklyn, NY. These costs included: greater than expected costs incurred when exiting the Brooklyn facility, including write offs of equipment originally believed to have use at Moonachie; higher production costs associated with longer than anticipated manufacturing of certain Terra products in Europe; and marketing expenditures for customers that, prior to the opening of the Moonachie facility, had not received Terra products due to wide product demand. Overall sales and earnings growth for the quarter were also impacted by $0.07 per share due to the unusually warm winter weather throughout the United States, which slowed growth of the Company's sales of teas, soups and hot cereals.

Commenting on these preliminary results, Irwin Simon, chairman and chief executive officer, said, "We have positioned ourselves well with the opening in the second quarter of our new manufacturing facility in Moonachie. Despite initial higher than expected costs from the transition between facilities, which are now behind us, we have already surpassed the production levels of our former Brooklyn facility. The new plant will enable us to concentrate much of our U.S. production of Terra chips in this state-of-the-art facility, so that we can fuel Terra's continued double-digit growth, and enable the brand to realize its full potential. Performance of some of our other rocket brands, particularly Garden of Eatin, Westsoy, Westbrae Natural, and Yves, remains strong."

Mr. Simon continued, "Average temperatures across the U.S. were 8 to 10 degrees higher during November and December this year when compared to last year, and 3 to 5 degrees higher than average for those months since such records have been kept. This impacted sales of our soups, teas, and hot cereals -- products whose strongest performance comes during the winter's cold weather months."

The Hain Celestial Group will announce its second quarter earnings following the market close on Thursday, February 7.

About The Hain Celestial Group


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The Hain Celestial Group, headquartered in Melville, NY, is a natural, specialty and snack food company. The Company is a leader in 13 of the top 15 natural food categories, with such well-known natural food brands as Celestial Seasonings(R) teas, Hain Pure Foods(R), Westbrae(R), Westsoy(R), Arrowhead Mills(R), Health Valley(R), Breadshop's(R), Casbah(R), Garden of Eatin(R), Terra Chips(R), Yves Veggie Cuisine(R), The Good Dog(R), The Good Slice(R), DeBoles(R), Earth's Best(R), Nile Spice, and Lima & Biomarche(R) in Europe. The Company's principal specialty product lines include Hollywood(R) cooking oils, Estee(R) sugar-free products, Weight Watchers(R) dry and refrigerated products, Kineret(R) kosher foods, Boston Better Snacks(R), and Alba Foods(R). The Hain Celestial Group's website can be found at www.hain-celestial.com.

Statements made in this Press Release that are estimates of past or future performance are based on a number of factors, some of which are outside of the Company's control. Statements made in this Press Release that state the intentions, beliefs, expectations or predictions of The Hain Celestial Group and its management for the future are forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Information concerning factors that could cause actual results to differ materially from those in forward- looking statements is contained from time to time in filings of The Hain Celestial Group with the U.S. Securities and Exchange Commission. Copies of these filings may be obtained by contacting The Hain Celestial Group or the SEC.